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                                                                    EXHIBIT 99.1

                                  [LASON LETTERHEAD]

Contact:
     Douglas S. Kearney, 248-597-5800
     www.lason.com

                          LASON EMERGES FROM BANKRUPTCY

TROY, Mich.- July 1, 2002 - Lason, Inc. (OTC: LSONQ) announced today that it has emerged from Chapter 11 reorganization. The U.S. Bankruptcy Court in the District of Delaware (the "Court") approved its Plan of Reorganization (the "Plan") at its Confirmation Hearing on April 30, 2002, less than five months after Lason (the "Company") filed for Chapter 11 protection. A complete copy of the Plan, as modified, was included as an exhibit by the Company in its filing of Form 8-K with the Securities and Exchange Commission on June 3, 2002.

Generally, under the Company's Plan, its senior secured lenders have agreed to write-off in excess of $170 million of the Company's debt. The Company's old outstanding common stock, effective today, has been canceled and new shares in the Reorganized Lason will be issued. Approximately 87.5% of the new shares (26,250,000 shares) will be issued to the Company's unsecured creditors, including its senior secured lenders, and 12.5% of the new shares (3,750,000 shares) will be issued to its management team, as part of a new management incentive plan. Lason's President and Chief Executive Officer, Mr. Ronald D. Risher, noted that the Company continues to wrap up some administrative matters with its bank group, but has received the required consent to emerge from Chapter 11.

"This is a tremendous accomplishment. Every Lason employee, customer and vendor should be proud of what has been achieved. We have stabilized the Company both operationally and financially. The future is now ours to create. Lason is focused on regaining its position as a pioneer in the industry," stated Mr. Risher.


Lason also announced the resignations of Mr. William Brooks and Mr. Allen Nesbit as directors of the Company. "Both Bill and Al have been fantastic supporters of the Company through its financial turmoil. They have completed their mission, successful emergence of the Company from Chapter 11 and now desire to move on to other endeavors. I wish to personally thank them for their dedication, service and guidance to the Company during these difficult times," stated Mr. Risher.

In connection with its Plan of Reorganization, the Company announced the appointment of Mr. Robert Naftaly and Mr. David Williams as directors of the Reorganized Lason. Mr. Naftaly is retired President and CEO of PPOM, an independent operating subsidiary of Blue Cross Blue Shield of Michigan ("BCBSM") and Executive Vice President, Chief Operating Officer for BCBSM. Mr. Naftaly currently serves on the Board of AAA Michigan, Meadowbrook Insurance, and the Bank of Bloomfield Hills. Mr. Williams is the retired Vice Chairman of the Board of The Budd Company. Mr. Williams joined The Budd Company in 1976 and was appointed President and Chief Operating Officer in 1986. In addition, Mr. Williams currently serves on the Board of Standard Federal Bank and SPX Corporation.


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LSON Emerges from Bankruptcy
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July 1, 2002


"We are pleased to have Mr. Naftaly and Mr. Williams on the new Board. The depth and breadth of their professional and Board experience will serve the Company well as it emerges from Chapter 11 and focuses on growing its core business," stated Mr. Risher.

The Company's top priority now is to grow the business by continuing to offer its customer's leading edge, high quality outsourcing services and solutions. In order to ensure such growth, the Company is focusing its efforts on the integration of its core business units and on the coordination of its divisional sales and marketing activities. "We are a leader at providing our customers with seamless high quality outsourcing solutions. The quick emergence from Chapter 11, for a customer service based business such as Lason, is a testament to that fact. However, the Chapter 11 process has not left us unscathed. Certain areas of the business have experienced natural customer attrition due to the uneasiness that surrounds any Chapter 11 filing. We have not and will not take our customers for granted. We need to continue to be positioned for future growth and to offer our customers the leading edge services and solutions they have come to expect. Lason is determined to re-establish itself as a pioneer in the business information services outsourcing industry," stated Mr. Risher.

Lason is headquartered in Troy, Michigan. More information about the Company can be found on its website at http://www.lason.com.

About the Company

Lason is a leading provider of integrated information management services, transforming data into effective business communication, through capturing, transforming and activating critical documents. Lason has operations in the United States, Canada, Mexico, India and the Caribbean. The Company currently has over 40 multi-functional imaging centers and operates over 60 facility management sites located on customers' premises. Lason is available on the World Wide Web at http://www.lason.com.

This press release, other than historical financial information, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements are: (i) that the information is of a preliminary nature and may be subject to further adjustment, (ii) variations in quarterly results, (iii) the assimilation of acquisitions, (iv) the management of the Company's growth and expansion, (v) dependence on major customers, (vi) dependence on key personnel,
(vii) development by competitors of new or superior products or services, or entry into the market of new competitors, (viii) fluctuations in paper prices,
(ix) reliability of the Company's data, (x) volatility of the Company's stock price, (xi) changes in the business services outsourcing industry, (xii) significance of intangible assets, (xiii) management's ability to successfully complete its restructuring and repositioning initiatives and execute its plan of reorganization, (xiv) any financial and legal effect of the class action litigation, and (xv) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


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